Exhibit 99.1

Julie Rathbun

Investor Relations/Communications

(206) 829-1500

pr@dendreon.com

Dendreon Corporation Reports Third Quarter 2003

Financial Results & Highlights Recent Company Milestones

Seattle, WA (November 6, 2003) – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended Sept. 30, 2003 and provided an overview of recent company achievements. Revenues for the third quarter of 2003 were $1.8 million compared to $5.0 million for the quarter ended Sept. 30, 2002. Revenues for the third quarter of 2003 were from Dendreon’s research collaboration with Kirin Brewery Co., Ltd.

The net loss for the quarter ended Sept. 30, 2003 was $13.9 million, or $0.35 per share, compared to a net loss of $5.2 million, or $0.20 per share, for the quarter ended Sept. 30, 2002. Total operating expenses for the third quarter of 2003 were $15.9 million compared to $10.3 million for the same period in 2002. The difference of $5.6 million included $1.8 million of in-process research and development expenses associated with the July 30, 2003 acquisition of Corvas International, Inc. Research and development expenses were $9.3 million for the third quarter of 2003 compared to $7.6 million for the same period in 2002. General and administrative expenses were $4.7 million for the third quarter of 2003 compared to $2.5 million for the same period in 2002. Total non-cash expenses for the third quarter of 2003 were $3.1 million. Cash, cash equivalents and short-term and long-term investments as of Sept. 30, 2003 totaled $123.1 million compared to $60.8 million as of Sept. 30, 2002.

“Our acquisition of Corvas International has strengthened our balance sheet in addition to broadening our therapeutic platforms,” said Martin Simonetti, senior vice president of finance and chief financial officer of Dendreon.

“We continued to make significant strides in the third quarter of 2003, most notably with the acquisition of Corvas and the advancement of our lead development program, Provenge®,” said Mitchell H. Gold, M.D., chief executive officer of Dendreon.

Recent company highlights include:

•	Fast Track designation from the U.S. Food and Drug Administration (FDA) for Provenge, the company’s investigational immunotherapy for the treatment of asymptomatic, metastatic, androgen independent prostate cancer. Fast Track designation allows for a rolling submission of a potential Biologics License Application with the FDA for Provenge and ordinarily provides for a six-month priority review cycle. Provenge is currently in a pivotal double-blind, placebo-controlled Phase 3 trial seeking to confirm previous results that indicate the product candidate may delay progression of disease and the development of disease-related pain. Dendreon previously received a positive assessment from the FDA under the Special Protocol Assessment (SPA) provision indicating the trial, D9902B, may serve as the basis for a Biologics License Application for Provenge.

•	Announcement on Sept. 18, 2003 of preliminary survival data from D9901, the completed randomized, double blind, placebo controlled Phase 3 trial of Provenge. The preliminary analysis on 60 men who contributed a death event showed a median survival of 26.3 months in patients randomized to the Provenge-treated group compared to 19.3 months in patients randomized to the placebo group who never received active therapy; a survival difference of 7 months. Of the 127 men enrolled in the trial between January 2000 and October 2001, over half (67 men) are still alive, with more than 90 percent having received active treatment either with Provenge as initial treatment or as part of a salvage protocol.

•	The presentation of preclinical data on a lead compound, CVS 10290, from Dendreon’s Protease Activated Therapy (PACT) therapeutic platform. In preclinical testing to date, the compound has demonstrated a significant reduction in tumor volume compared to conventional chemotherapy. Data presented demonstrate in preclinical in vivo models of prostate cancer that CVS 10290 produced an approximately 85 percent reduction in tumor growth compared to conventional chemotherapy (p=0.0008). In addition, CVS 10290 was shown to have a considerably better safety profile than conventional chemotherapy. Additional studies with CVS 10290 demonstrated similar results in breast cancer models.

•	The appointment of Robert M. Hershberg, M.D., Ph.D., as vice president of strategic product development. Hershberg joins Dendreon from Corixa Corporation, (NASDAQ:CRXA), where he most recently served as vice president of medical genetics. Hershberg’s range of industry experience in clinical research and development includes work at Corixa on discovery, late-stage pre-clinical, and clinical efforts related to a series of novel compounds to be used as therapeutics in the treatment of immune-mediated diseases and clinical activities including strategic development in the areas of oncology and infectious disease, and immunological monitoring of patient samples in cancer vaccine trials.

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and prodrug product candidates. Dendreon has research and development alliances with Genentech, Inc., Kirin Brewery Co., Ltd., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include risks and uncertainties, inherent in an acquisition transaction, including those relating to the inability to achieve planned synergies or execute integration plans and establish management and organizational structure. Other risk factors include the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license; the risk that the FDA will not be satisfied with the data we provide for Provenge or approve a product for which a biologics license has been applied; the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial; risks that we may lack the financial resources and access to capital to fund required clinical trials for Provenge; the risks that the safety or efficacy results of preclinical studies will not support further development; risks associated with the development of early stage product candidates through preclinical and clinical research and development, the failure by Dendreon to secure and maintain relationships with collaborators, including a collaborator for the development and commercialization of Provenge; risks associated with completing Dendreon’s clinical trials; reliance on key employees, especially senior management; risks related to Dendreon’s limited operating history; dependence on the efforts of third parties; and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Total revenue	$1,777	$4,992	$5,376	$11,134
Operating expenses:
Research and development	9,315	7,636	23,802	23,436
Write off of acquired in-process research and development	1,780	—	1,780	—
General and administrative	4,685	2,475	9,718	6,916
Marketing	106	146	346	625

Total operating expenses	15,886	10,257	35,646	30,977

Loss from operations	(14,109)	(5,265)	(30,270)	(19,843)
Interest income	400	361	779	1,476
Interest expense	(168)	(92)	(353)	(262)

Interest income, net	232	269	426	1,214

Loss before income taxes	(13,877)	(4,996)	(29,844)	(18,629)
Foreign income tax	—	200	—	200

Net loss	$(13,877)	$(5,196)	$(29,844)	$(18,829)

Basic and diluted net loss per share	$(0.35)	$(0.20)	$(0.95)	$(0.74)

Shares used in computation of basic and diluted net loss per share	39,764	25,786	31,420	25,309

DENDREON CORPORATION

CONSOLIDATED BALANCE SHEET DATA

	September 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$16,130	$11,263
Short-term investments	97,135	35,614
Long-term investments	9,873	8,102
Total assets	135,034	63,724
Total stockholders’ equity	113,748	44,743

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